Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SPI Energy Co., Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-147246) on Form S-8 and its Post-Effective Amendment No. 1 of SPI Energy Co., Ltd. (as successor in interest to Solar Power, Inc.) and the registration statement (No. 333-203917) on Form S-8 and its Post-Effective Amendment No. 1 of SPI Energy Co., Ltd. (as successor in interest to Solar Power, Inc.), of our report dated October 27, 2017, with respect to the consolidated balance sheets of SPI Energy Co., Ltd. and subsidiaries (the “Group”) as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F/A (Amendment No.1) of SPI Energy Co., Ltd.

Our report dated October 27, 2017, with respect to the consolidated financial statements, contains an explanatory paragraph that states the Group has suffered significant losses from operations, has a negative working capital as of December 31, 2016 and has substantial amounts of debts that are or will become due for repayment in the foreseeable future, which raise substantial doubt about the Group’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated October 27, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that the Group did not maintain effective internal control over financial reporting as of December 31, 2016 because the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to 1) resources and expertise in relation to application of U.S. generally accepted accounting principles; 2) risk assessment procedures; 3) management review controls related to significant transactions; 4) internal communication processes, have been identified and included in management’s assessment.

/s/ KPMG Huazhen LLP

Shanghai, China

February 12, 2018